US BIOENERGY REPORTS FINANCIAL RESULTS FOR THIRD QUARTER 2007
•	Earnings per share increased 25% to $0.15, compared to second quarter 2007

•	Production volumes increased 7% to 73.1 million gallons, compared to second quarter 2007

•	Company generated $64.1 million of cash from operations during the first nine months of 2007
ST. PAUL, Minn. — November 13, 2007 — US BioEnergy Corporation (NASDAQ: USBE) today announced net income of $11.1 million, or $0.15 per share, for the quarter ended September 30, 2007, compared to $8.3 million, or $0.12 per share, for the second quarter of 2007. Net income for the quarter ended September 30, 2007 included a one-time impairment charge of $2.5 million, related to the company’s third party marketing and services businesses. EBITDA was $24.2 million for the quarter ended September 30, 2007, compared to $21.8 million for the second quarter of 2007.
For the nine months ended September 30, 2007, the company reported net income of $24.6 million, or $0.35 per share, and EBITDA of $64.2 million.
“We are very pleased to report another quarter of strong production, improving operating efficiencies and increased earnings,” said Gordon Ommen, US BioEnergy’s CEO. “It was the first full quarter of production at our Ord, Nebraska plant and we now have four plants in operation and four additional plants under construction. Additionally, we successfully closed the acquisition of US Bio Marion, LLC (formerly Millennium Ethanol, LLC) during the third quarter, which positions us to bring our total production capacity to 750 million gallons per year (mgy) by the end of 2008.”
Gross margins for the third quarter of 2007 improved 50% to $28.8 compared to the second quarter of 2007.
During the third quarter of 2007, the company sold 73.2 million gallons of ethanol at an average selling price of $1.76 per gallon, compared with 67.1 million gallons of ethanol at an average selling price of $1.91 per gallon for the second quarter of 2007.
After taking hedging related gains and losses into account, the company’s corn costs averaged $3.15 per bushel, or $1.10 per gallon of ethanol sold for the third quarter of 2007, compared with $3.97 per bushel, or $1.41 per gallon of ethanol sold for the second quarter of 2007. Before taking hedging related gains and losses into account, corn costs averaged $3.58 per bushel, or $1.25 per gallon of ethanol sold, compared with $3.79 per bushel, or $1.35 per gallon of ethanol sold in the second quarter of 2007.
Milestones the company achieved during the third quarter of 2007 include the following:
•	First full quarter of operations for the company’s Ord, Nebraska plant

•	Completed the acquisition of Millennium Ethanol, LLC adding 110 mgy of production capacity in 2008. Following completion of the transaction, Millennium changed its name to US Bio Marion.

Mr. Ommen continued, “We believe that our plant expansion combined with the US Bio Process Technology should enable us to maintain our market position, capitalize on industry opportunities and build long-term value for our shareholders.”
The company currently owns and operates four ethanol plants, which have combined production capacity of 310 mgy and has the following plants under construction and sites under evaluation:
•	Marion, South Dakota, a 110 mgy facility, which is expected to start producing ethanol in the first quarter of 2008

•	Hankinson, North Dakota, a 110 mgy facility, which is expected to start producing ethanol in the second quarter of 2008

•	Dyersville, Iowa, a 110 mgy facility, which is expected to start producing ethanol in the second quarter of 2008

•	Janesville, Minnesota, a 110 mgy facility, which is expected to start producing ethanol in the third quarter of 2008
The company’s total construction expenditures for the third quarter of 2007 were $117 million, which were primarily comprised of the following: Hankinson $31 million, Dyersville $28 million, Janesville $34 million and Marion $19 million.
At September 30, 2007, total cash and cash equivalents were $79.7 million, compared with $170.1 million on December 31, 2006. Total debt as of September 30, 2007 was $347.1 million compared with $150.1 million on December 31, 2006. Equity, as a percentage of total capitalization, was approximately 65% as of September 30, 2007.
Selected Results

	Three months ended	Three months ended	Three months ended	Three months ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Sales volumes (in thousands):
Ethanol gallons sold	73,178	67,068	59,726	28,068
Distillers grains tons sold	346	302	267	127

Production volumes (in thousands)
Ethanol gallons produced	73,107	68,188	58,660	29,457
Distillers grains tons produced	346	305	260	136

Average price realizations
Ethanol sales price per gallon	$1.76	$1.91	$1.90	$1.84
Distillers grain sales price per gallon	$0.25	$0.26	$0.26	$0.23

Average cost
Corn — no hedging impact (per bushel)	$3.58	$3.79	$3.52	$2.77
Corn — w/ hedging impact (per bushel)	$3.15	$3.97	$3.64	$1.80

Corn — no hedging impact (per gallon of ethanol)	$1.25	$1.35	$1.21	$0.95
Corn — w/ hedging impact (per gallon of ethanol)	$1.10	$1.41	$1.25	$0.57

Natural gas — no hedging impact (per mmbtu)	$5.25	$7.31	$7.19	$7.69
Natural gas — w/ hedging impact (per mmbtu)	$5.25	$7.36	$6.88	$8.70

Natural gas — no hedging impact (per gallon of ethanol)	$0.13	$0.18	$0.20	$0.19
Natural gas — w/ hedging impact (per gallon of ethanol)	$0.13	$0.18	$0.19	$0.22

COGS — w/ hedging impact (per gallon of ethanol)	$1.62	$1.97	$1.89	$1.14

Comparability of Financial Results
Prior to May 1, 2006, US BioEnergy derived revenues principally from its marketing and services businesses. Since that time, the sale of ethanol and distillers grains has become the primary source of US BioEnergy’s revenues. As a result, the company’s financial results for periods after April 30, 2006 are not comparable to results for prior periods. In addition, due to the steep ramping of ethanol production since April 2006, the actual production figures for 2006 are not indicative of future operating results.
EBITDA
This news release describes “EBITDA” in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP). Management believes that EBITDA is useful in evaluating the company’s operating performance in relation to other companies in the industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes, items that vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on indebtedness; and

•	EBITDA includes non-recurring payments which are reflected in other income.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to service debt or to invest in the growth of our business. Management compensates for these limitations by relying on GAAP results as well as EBITDA.
Conference Call
The company will host a conference call today at 10:00 a.m. Central Time. Investors interested in listening to the call can dial (888) 895-4463 and reference conference ID 23074012. This call will be webcast and can be accessed via US BioEnergy’s Web site at www.usbioenergy.net (follow the instructions on the Investor Relations page). A replay of the webcast will be available through December 4, 2007. The telephone replay will be available approximately two hours after the call concludes by dialing (800) 642-1687 or (706) 645-9291 and reference conference ID 23074012.
About US BioEnergy Corporation
US BioEnergy Corporation is a producer and marketer of ethanol and distillers grains. The company currently owns and operates four ethanol plants and has four additional ethanol plants under construction. Upon completion of these initiatives, the company will own and operate eight plants with combined expected ethanol production capacity of 750 million gallons per year.

Safe Harbor Statement
Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although US BioEnergy Corporation believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our filings the Securities and Exchange Commission, including Quarterly Report on Form 10-Q for the year ended September 30, 2007, for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

US BioEnergy Corporation
Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	Sept. 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$79,729	$170,099
Receivables	49,555	40,958
Inventories	23,004	28,420
Derivative financial instruments	2,515	7,144
Prepaid expenses	4,007	3,572

Total current assets	158,810	250,193

Other Assets
Deposits	6,967	4,307
Investment in equity of unconsolidated subsidiary	3,691	1,509
Goodwill	63,991	65,489
Intangible assets	5,944	3,174
Other assets	200	304

	80,793	74,783

Property and equipment, net	849,730	408,814

Total assets	$1,089,333	$733,790

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Current maturities of long-term debt	$15,819	$8,131
Checks written on controlled disbursement accounts	—	13,270
Notes payable	—	1,815
Accounts payable	46,851	47,163
Accrued expenses	15,467	4,938
Deferred income tax liability	1,217	2,913
Other current liabilities	238	3,955

Total current liabilities	79,592	82,185

Long-term debt	331,244	140,128
Deferred income taxes	43,047	27,099
Long-term income taxes payable	331	—
Minority interest in subsidiary	3,942	—
Other long-term liabilities	567

Total long term liabilities	379,131	167,227

Total liabilities	458,723	249,412

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Common stock, $0.01 par value, authorized 750,000,000 shares; 79,616,190 and 67,968,885 shares issued and outstanding as of September 30, 2007 and December 31, 2006, respectively	796	679
Additional paid-in capital	588,862	467,552
Retained earnings	40,952	16,147

Total shareholders’ equity	630,610	484,378

Total liabilities and shareholders’ equity	$1,089,333	$733,790

US BioEnergy Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended
	September 30, 2007	June 30, 2007
	(Unaudited)

Revenues:
Product sales	$148,337	$149,133
Services and commissions	1,480	2,696
Other revenues	228	2,575

Total revenues	150,045	154,404

Cost of goods sold:
Cost of product sales	120,459	134,241
Cost of services and commissions	801	952

Total cost of goods sold	121,260	135,193

Gross profit	28,785	19,211

Selling, general and administrative expenses	10,846	10,198
Loss on impairment of asset	2,471

Operating income	15,468	9,013

Other income (expense):
Interest expense	(1,425)	(2,404)
Interest income	1,257	2,093
Other income	7	3,992
Equity in net income of unconsolidated subsidiary	1,094	805

	933	4,486

Income before income taxes and minority interest	16,401	13,499
Federal and state income tax expense	(5,330)	(5,258)
Minority interest in net loss of subsidiary	7	44

Net income	$11,078	$8,285

Income per common share:
Basic	$0.15	$0.12
Diluted	0.15	0.12
Weighted average shares outstanding:
Basic	72,043	67,982
Diluted	72,908	68,940

US BioEnergy Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended
	September 30, 2007	June 30, 2007
	(Unaudited)

Cash Flows from Operating Activities
Net income	$11,078	$8,285
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,153	5,716
Amortization	199	177
Minority interest in net loss of subsidiary	(7)	(44)
Stock-based compensation expense	714	703
Deferred income taxes	5,325	4,935
Change in derivative financial instruments	(6,721)	5,774
Loss on impairment of assets	2,471
Equity in net income of unconsolidated subsidiary	(1,094)	(805)
Changes in working capital components, net of effects of business acquisitions:
Receivables	9,304	(4,642)
Inventories	5,066	(267)
Accounts payable	(12,196)	(2,608)
Other, net	(1,489)	9,190

Net cash provided by operating activities	18,803	26,414

Cash Flows from Investing Activities
Purchases of property and equipment	(117,413)	(124,010)
Proceeds from disposition of property and equipment	107
Acquisition of US Bio Marion, net of cash received	(13,224)
Deposits returned (made)	3,158	(6,115)

Net cash used in investing activities	(127,372)	(130,125)

Cash Flows from Financing Activities
Proceeds from long-term debt	59,990	25,359
Payments of long-term debt	(7,722)	(93)
Decrease in checks written on controlled disbursement account	—	(49)
Debt issuance costs paid	—	8
Net change in notes payable	(500)	(470)
Proceeds from the issuance of common stock	126	(84)

Net cash provided by financing activities	51,894	24,671

Net decrease in cash and cash equivalents	(56,675)	(79,040)
Cash and Cash Equivalents
Beginning of period	136,404	215,444

End of period	$79,729	$136,404

US BioEnergy Corporation
EBITDA

	Three months ended	Three months ended
	Sept. 30, 2007	June 30, 2007

Net Income	$11,078	$8,285

Interest Expense	1,425	2,404
Income Taxes	5,330	5,258
Depreciation	6,153	5,715
Amortization	188	88

EBITDA	$24,174	$21,750

Contact:
US BioEnergy Corporation
Investor Contact:
Investor Relations, 651-554-5491
investor@usbioenergy.net
or
Media Contacts:
US BioEnergy
JD Bergquist, 651-554-5490
media@usbioenergy.net
or
Integrated Corporate Relations
James McCusker, 203-682-8200
jmccusker@icrinc.com
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